EXHIBIT (a)(1)(vii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below) and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely pursuant to the Offer to Purchase dated September 17, 2025 and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Securities in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

Notice of Offer To Purchase For Cash

Outstanding Class A Common Shares

of

VASTA PLATFORM LIMITED

at

U.S.$5.00 per Class A Common Share

Pursuant to the Offer to Purchase dated September 17, 2025 by

COGNA EDUCAÇÃO S.A.

Cogna Educação S.A., a company organized under the laws of the Federative Republic of Brazil (“Purchaser”), is making an all cash tender offer pursuant to an offer to purchase (the “Offer to Purchase”) any and all of the outstanding Class A Common Shares, par value U.S.$0.00005 per share (the “Class A Common Shares” and collectively the “Securities”), traded on the Nasdaq Global Select Market, of Vasta Platform Limited, a Cayman Islands exempted company with limited liability (the “Company”), other than any Class A Common Shares held, directly or indirectly, by the Purchaser, at a price equal to U.S.$5.00 per Class A Common Share, to be adjusted for any potential dividends, distributions and/or splits, reverse splits and conversions which may take place, between the date on which the Offer was announced and the Expiration Date (as defined below) (the “Offer Price”), without interest, upon the terms, and subject to the conditions, set forth in the Offer to Purchase and the related letter of transmittal for the Class A Common Shares (the “Letter of Transmittal”) which, together with any amendments or supplements, collectively constitute the “Offer.” Tendering securityholders whose Securities are registered in their names and who tender directly to Purchaser will not be charged brokerage fees or similar expenses on the sale of Class A Common Shares for cash pursuant to the Offer. Tendering securityholders whose Securities are registered in the name of their broker, bank or other securities intermediary should be responsible for any fees or commissions in connection with such tender.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
ON OCTOBER 15, 2025 UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (THE “EXPIRATION DATE”).

The Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) with the United States Securities and Exchange Commission (the “SEC”) and disseminate the Schedule 14D-9 to the Company’s securityholders. The Schedule 14D-9 will include important information, and should be read carefully and in its entirety before any decision is made with respect to the Offer.

The Offer is subject to the conditions set forth in “The Offer—Section 11. Conditions to the Offer” section of the Offer to Purchase, including, without limitation: (i) that tendering holders of Class A Common Shares shall have validly tendered and not withdrawn the Minimum Tender Amount prior to the Expiration Date; (ii) that since the commencement of the Offer, there shall not have occurred or been threatened any change (or any condition, event or development involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of the Company or any of its subsidiaries, which, in Purchaser’s reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries, including certain events described in “The Offer—Section 11. Conditions to the Offer” in the Offer to Purchase; (iii) that none of the conditions described under “The Offer—Section 11. Conditions to the Offer” shall have occurred since the commencement of the Offer; and (iv) that since the commencement of the Offer, no public, governmental, judicial, legislative or regulatory authority in the U.S., Brazil or Cayman Islands shall have enacted, issued, promulgated, enforced or entered any statute, law, rule, regulation, executive order, decree, injunction or other order, or shall have threatened to do any of the foregoing, which prevents or prohibits the consummation of the Offer, adversely affects the terms and/or conditions of the Offer or which entails additional risks, or causes any of the certain other effects described in “The Offer—Section 11. Conditions to the Offer”.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Securities that are validly tendered and not properly withdrawn in accordance with “The Offer—Section 4. Withdrawal Rights” of the Offer to Purchase before 5:00 p.m., New York City time, on the Expiration Date.

In the event that Purchaser does not acquire all of the outstanding Securities, Purchaser may, at its election, in accordance with the applicable provisions of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provide for a subsequent offering period in which it would offer to purchase, at the same price of the Offer, any Securities that remain outstanding following the Expiration Date of the Offer.

You may withdraw Securities at any time prior to the Expiration Date and, if we have not accepted your Securities for payment by November 17, 2025 (which is the 60th day after the date of the commencement of the Offer), you may withdraw them at any time after that date until we accept Securities for payment. If Purchaser provides for a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, you will have limited withdrawal rights with respect to any Securities you have tendered during such subsequent offering period. Securities tendered pursuant to the Offer during a subsequent offering period may be withdrawn at any time prior to 5:00 p.m. New York City time, on the date of the tender of such Securities. To withdraw Securities, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Tender Agent while you still have the right to withdraw the Securities. See “The Offer—Section 4. Withdrawal Rights” in the Offer to Purchase.

The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of the Securities, and the Offer to Purchase and other related materials will also be furnished to brokers, dealers, commercial banks, trust companies and other securities intermediaries whose names appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers. We will also mail Offer to Purchase, the related Letter of Transmittal and/or other related materials to any record or beneficial holder of Securities that requests a copy thereof.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Securities, including questions as to the proper completion of any Letter of Transmittal, or other required documents, will be determined by Purchaser in its sole and absolute discretion (which may be delegated to the Tender Agent), which determination will be final and binding on all parties.

Generally, if you are a U.S. Holder (as defined in the Offer to Purchase), the sale of your Securities pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. See “The Offer—Section 5. Material U.S. Federal Income Tax Consequences” in the Offer to Purchase. Purchaser urges holders of Securities to consult their own tax advisors about the tax consequences of the Offer in light of their particular circumstances.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 promulgated under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related documents filed with the SEC in connection with the Offer contain important information, and should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions regarding the terms of the Offer may be directed to the Information Agent or the Dealer Manager, at their respective addresses and telephone numbers set forth below. Questions regarding how to tender and requests for copies of the Offer to Purchase and all other tender offer materials may be directed to the Information Agent, and will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than as disclosed in “The Offer—Section 14. Fees and Expenses” in the Offer to Purchase) in connection with the solicitation of tenders of Securities pursuant to the Offer.

The Dealer Manager for the Offer is:

Itau BBA USA Securities, Inc.

599 Lexington Avenue, 34th Floor
New York, NY 10022

Attention: Fernando Niemeyer
Phone Number: + 55 (11) 97530-3709
Attention: Felipe Condado Barbosa
Phone Number: +55 (11) 96587-0063

The Information Agent for the Offer is:

D.F. King & Co., Inc.

28 Liberty Street, 53rd Floor
New York, NY 10005

Shareholders and All Others Call:
(800) 659-5550 (Toll-Free in North America)
(212)-269-5550 (outside North America)

Email: vasta@dfking.com

September 17, 2025

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